Exhibit 99.1

Tapestry, Inc. Appoints Tom Glaser as Chief Operations Officer

NEW YORK--(BUSINESS WIRE)--May 29, 2019--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced the appointment of Thomas A. Glaser, as Chief Operations Officer, effective July 15, 2019. Mr. Glaser will have responsibility across the end-to-end supply chain and the information technology backbone for Tapestry and its brands with functional oversight including product development and manufacturing resources, distribution, logistics, replenishment, ecommerce fulfillment and IT. He will report directly to the company’s Chief Executive Officer, Victor Luis.

Mr. Glaser joins Tapestry from VF Corporation, where he most recently held the position of Vice President, VF Corporation & President, Supply Chain, responsible for the oversight of all of the company’s global manufacturing, sourcing and operations. Mr. Glaser joined VF in 2001 as Managing Director, VF Asia Ltd Sourcing in Hong Kong, where he played a key role in further diversifying and expanding VF's global sourcing network in support of the company's growing portfolio of brands. In 2006, Mr. Glaser was named President, Supply Chain, Europe/Asia. In 2010, he was promoted to Vice President, Global Operations, a role that he held until being appointed to his most recent position as President, Supply Chain, in January 2012.

Prior to joining VF, Mr. Glaser served as Vice President of Sourcing and Operations for various brands of Phillips-Van Heusen (PVH). He began his career at PVH, where he held sales and sourcing management positions within the company's North America and Asia divisions.

Mr. Glaser holds a bachelor’s degree in government and economics from Franklin & Marshall College.

“Tom’s leadership and outstanding operational track record at global multi-brand fashion companies make him an excellent addition to the Tapestry leadership team,” said Victor Luis, Chief Executive Officer of Tapestry, Inc. “He is very well regarded for his strategic focus, team leadership, strong analytical and technical skills and exceptional business acumen. His experience in managing and transforming complex supply chains to deal with the endless innovation required by successful consumer franchises make him uniquely qualified to build upon the foundation that we’ve already created at Tapestry and I am looking forward to partnering closely with him in support of all our brands. Tom’s operational stewardship will be invaluable as we execute our long- term strategic plan.”

“Tapestry is an exceptional company with brands I’ve long admired, a history of authenticity and craftsmanship and a culture based on values that truly resonate with me. I look forward to contributing to its continued operational excellence and partnering with the entire team,” said Mr. Glaser.

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” “assume,” “plan,” “pursue,” “look forward to,” “on track to return,” “to achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our ERP implementation and growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches and the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
212/629-2618
Christina Colone
Vice President, Investor Relations
212/946-7252